Exhibit 10.58

Polished.com Inc.

13850 Manchester Rd. | Ballwin, MO 63011

October 14, 2022

Mr. Robert D. Barry
7516 Wingfoot Drive

Raleigh, NC 27615

Dear Bob:

We are pleased to extend you an offer of employment with Polished.com Inc. (the “Company”) The terms and conditions of employment are as follows:

ROLE

Interim Chief Financial Officer (“CFO”).

RESPONSIBILITIES

The duties and overall responsibilities associated with your position shall be those consistent with your title. You shall report directly to the Chief Executive Officer and shall at all times adhere to all Company policies and procedures.

TERM

You are expected to perform your duties full-time and not to undertake any activities which conflict with your obligations to the Company. Your employment will be “at-will” and shall last until either party terminates the Agreement in accordance with this Agreement. As an interim position, it is expected that your service will continue month-to-month until the Company’s determination that a full-time CFO has been hired. For the sake of clarity, the actual term (the “Term”) shall continue until either party terminates this Agreement, and the Term, in writing. Each party agrees to give at least thirty (30) days’ notice of such party’s intent to terminate (the “Notice Period”); provided that in the event that you give such notice, the Company may in its sole discretion elect to waive the Notice Period or any portion thereof, in which case the Company shall have no obligation to pay you any base salary (or other compensation or benefits) for any portion of the Notice Period which the Company has waived. Upon termination you shall be paid base salary through the date of termination and any other amounts as expressly due by operation of law.

LOCATION

Your appointed location is the Company’s New York location. Please note that your position will require travel locally and outside the New York area at the Company’s sole expense. You shall be reimbursed reasonable travel costs incurred to commute from your home to the New York area for the duration of the Term, upon timely submission of such costs in accordance with the Company’s policies and procedures.

COMPENSATION.

●	An annual base salary of $325,000, paid bi-weekly with standard payroll deductions and less applicable taxes. The base salary will be reviewed annually as part of the performance review process and the establishment of annual EBITDA budgets.

●	An annual bonus target for 2023 of up to 50% of your applicable base salary in accordance with the terms of an incentive plan to be adopted by the board of directors of the Company, pro-rated for the actual time of the Term in calendar year 2023 through the termination date. You will work with the board of directors of the Company to agree upon metrics in excess of present earnings targets to achieve maximum annual bonus potential. Pursuant to the terms of this plan, you must be actively employed at the time of payment in order to receive this bonus; provided, unless you resign or are terminated by the Company for “Cause” (as defined in the Company’s 2020 Equity Incentive Plan), you shall remain eligible for the pro-rated bonus through the date of termination, provided you sign a separation agreement in a form provided by the Company.

●	As a regular, full-time employee of the Company, you will be eligible to participate in a number of the Company’s sponsored benefit plans once the applicable waiting periods are met. You must complete the online enrollment process within 30 days of your hire date to elect or decline coverage. Please be prepared to provide proof of dependent status (such as a marriage or birth certificate) for any eligible dependents you wish to enroll. Refer to the attached Benefits Overview for additional plan information.

●	In lieu of granting equity, you shall be eligible for a Change in Control bonus equal to $325,000 if, subsequent to January 1, 2023, the Company consummates a Change in Control (as defined in the Company’s 2020 Equity Incentive Plan) and you remain employed through the date of closing of such Change in Control. You shall be paid the Change in Control bonus in a lump sum within thirty (30) days subsequent to the closing, provided you execute any documents reasonably requested by the Company and have not committed any act of “Cause”.

●	We expect you to observe any contractual or legal obligations that you owe to any previous employer. Please advise us of any restrictive covenants, non-solicitation covenants, or other contractual or legal obligations you owe to your previous employer. You will be subject to all of our policies, including our Code of Conduct and our Insider Trading policies. Further details on these policies and others are outlined in the Employee Handbook.

●	You shall be subject to and covered by any indemnification procedures, by-laws, or policies adopted by the Company, inclusive of Directors and Officers insurance coverage, to the extent provided for the in Company’s Charter.

CONFIDENTIALITY.

You shall not, directly or indirectly, disclose to any person or entity who is not authorized by the Company or any subsidiary or affiliate to receive such information, or use or appropriate for your own benefit or for the benefit of any person or entity other than the Company or any subsidiary or affiliate, any documents or other papers relating to the Company’s business or the customers of the Company or any subsidiary or affiliate, including, without limitation, files, business relationships and accounts, pricing policies, customer lists, computer software and hardware, or any other materials relating to the Company’s business or the customers of the Company or any affiliate of the Company or any trade secrets or confidential information, including, without limitation, any business or operational methods, drawings, sketches, designs or product concepts, know-how, marketing plans or strategies, product development techniques or plans, business acquisition plans, financial or other performance data, personnel and other policies of the Company or any affiliate of the Company, whether generated by you or by any other person, except as required in the course of performing your duties hereunder or with the express written consent of the Company; provided, however, that the confidential information shall not include any information readily ascertainable from public or published information, or trade sources or independent third parties (other than as a direct or indirect result of unauthorized disclosure by you). This confidentiality provision shall survive the termination of this Agreement and the cessation of your employment.

In the event of termination of your employment, or earlier upon request of the Company you shall promptly deliver to the Company (a) all property of the Company then in your possession and (b) all documents and data of any nature and in whatever medium of the Company or any of its Affiliates, and you shall not take with you any such property, documents or data or any reproduction thereof, or any documents containing or pertaining to any Confidential Information.

NON-COMPETITION.

During your employment hereunder, you will not engage, directly or indirectly, as an employee, officer, director, partner, manager, consultant, agent, owner (other than a minority shareholder or other equity interest of not more than 1% of a company whose equity interests are publicly traded on a nationally recognized stock exchange or over-the-counter) or in any other capacity, in any business or entity that is in competition with the Company or any of its subsidiaries. You will also devote 100% of your work time to the Company.

NON-SOLICITATION.

For a two year period following the termination of your employment for any reason or without reason, you will not solicit or induce any person who was an employee of the Company or any of its subsidiaries or related companies on the date of your termination or within three months prior to leaving your employment with the Company or any of its subsidiaries or related companies to leave their employment with the Company or any of its subsidiaries or related companies.

MISCELLANEOUS

●	This offer is contingent upon proper documentation of your legal ability to work in the United States.

●	If any term or other provision of this Agreement is invalid, illegal, or incapable of being enforced by any law or public policy, all other terms or provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal, or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effectuate the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby are consummated as originally contemplated to the greatest extent possible. Each party acknowledges and agrees that a breach or threatened breach of this Agreement would cause irreparable damage to the other party and that the injured party may not have an adequate remedy at law. Therefore, the obligations of the parties under this Agreement shall be enforceable by a decree of specific performance issued by any court of competent jurisdiction, and appropriate injunctive relief may be applied for and granted in connection therewith. Such remedies shall, however, be cumulative and not exclusive and shall be in addition to any other remedies which any party may have under this Agreement or otherwise. The parties further agree that, in the event of any action for specific performance in respect of such breach or violation by a party, the other party will not assert the defense that a remedy at law would be adequate.

●	Facsimile execution and delivery of this Agreement is legal, valid and binding execution and delivery for all purposes. This Agreement shall not confer any rights or remedies upon any person other than the parties and their respective successors and permitted assigns. This Agreement constitutes the entire agreement among the parties and supersedes any prior understandings, agreements, or representations by or among the parties, written or oral, to the extent they related in any way to the subject matter hereof. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which together will constitute one and the same instrument. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware without regard to principles of conflicts of laws. No amendment of any provision of this Agreement shall be valid unless the same shall be in writing and signed by both of the parties hereto.

●	Nothing contained in this agreement is intended to impede, prohibit or restrict you (or an attorney acting on your behalf) from initiating communications directly with, or responding to any inquiry from, or providing testimony before, the SEC, Commodity Futures Trading Commission (“CFTC”), FINRA, or any other state or federal regulatory authority or self-regulatory organization regarding this agreement or its underlying facts or circumstances, or about a possible violation of securities laws (or recovering any remuneration for doing so), the Commodities Exchange Act, or employment laws, or exercising rights under the federal Defend Trade Secrets Act (“DTSA”) which provides that an individual shall not be held criminally or civilly liable for the disclosure of a trade secret that is made (i) in confidence to a government official or to an attorney and solely for the purpose of reporting or investigating a suspected violation of law; or (ii) in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. This paragraph does not, however, authorize you to disclose information you obtain through a communication that is subject to the attorney-client privilege or the work product doctrine.

●	It is the intention of the parties that payments and benefits under this letter agreement be interpreted to be exempt from or in compliance with Section 409A of the Internal Revenue Code of 1986, as amended, and accordingly, to the maximum extent permitted, the payments and benefits made hereunder shall be construed to be exempt from or in compliance with Section 409A.

[Signature page follows]

While every member of our team is critical to our success, your role of Interim Chief Financial Officer is one that I look to for significant contributions. I look forward to welcoming you to the team, working with you and positioning the Company for a successful future! If you have any questions, please do not hesitate to call me.

Regards,

Ellery W. Roberts
Ellery W. Roberts

/s/ Robert D. Barry	October 14, 2022
Robert D. Barry	Date

Please return a signed copy of this offer letter and attached job description as formal acceptance of your ability to perform the requirements of the position. A representative from the Human Resource team will be in touch with you before your start date to discuss what you will need to bring on your first day. Your employment with the company is considered “at will” and can be terminated by you at any time. The Company also reserves the same right.

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